Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

ZAZA ENERGY, LLC,

AS SELLER,

AND

Q-CHALK VEX II (IV) INVESTMENT PARTNERS

AS PURCHASER

EXECUTION DATE:  AUGUST 21, 2014

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

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[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

APPENDICES:

Appendix A	–	Definitions

EXHIBITS:

Exhibit A	–	Leases
Exhibit B	–	Existing Wells
Exhibit C	–	Form of Conveyance
Exhibit D	–	EOG AMI
Exhibit E	–	EOG Consent
Exhibit F	–	Form of Development Agreement

SCHEDULES:

Schedule 5.1	–	Seller Knowledge Individuals
Schedule 5.7	–	Litigation
Schedule 5.8	–	Tax Claims
Schedule 5.10	–	Material Contracts
Schedule 5.13	–	Surface Right Restrictions
Schedule 5.14	–	Seller Financial Assurances
Schedule 5.15	–	Consents and Preferential Rights to Purchase
Schedule 5.16	–	Lease Notices
Schedule 5.17	–	Non-Consent Operations
Schedule 5.20	–	Governmental Authorizations
Schedule 5.21	–	Environmental and Safety Matters
Schedule 6.6	–	Purchaser Knowledge Individuals
Schedule 7.4	–	Operations
Schedule 7.5	–	Terminated Affiliate Agreements
Schedule 8.1(d)	–	Third Party Consents

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is dated as of August 21, 2014 (the “Execution Date”), by and between ZaZa Energy, LLC, a Texas limited liability company (“Seller”), and Q-Chalk VEX II (IV) Investment Partners, a Delaware general partnership (“Purchaser”).  Seller and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

A.            Seller owns certain interests in oil and gas properties, rights and related assets that are defined and described herein as the “Assets.”

B.            Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Assets in the manner and upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1            Defined Terms.  In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A.

Section 1.2            References and Rules of Construction.  All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited.  The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur.  The word “including” (in its various forms) means including without limitation.  All references to “$” or “dollars” shall be deemed references to United States dollars.  Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement.  Unless expressly provided to the contrary, the word “or” is not exclusive.  Pronouns in masculine, feminine or neutral genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.  Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

ARTICLE 2
PURCHASE AND SALE

Section 2.1            Purchase and Sale.  At the Closing, upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer and convey the Assets to Purchaser and Purchaser agrees to purchase, accept and pay for the Assets and to assume the Assumed Purchaser Obligations.

Section 2.2            Assets.  As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, the following:

(a)           An undivided QEP Percentage of Seller’s right, title and interest in and to the following (but excepting and excluding, in all such instances, the Excluded Assets):

(i)            The oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds set forth on Exhibit A (collectively, the “Leases”), subject to the depth limitations and other restrictions, if any, that may be set forth in the Leases and Contracts, and all royalties, overriding royalties, net profits interests, mineral fee interests, carried interests, reversionary interests, rights to reassignment and other rights to Hydrocarbons in, under or that may be produced from or attributable to lands located in the lands covered by the Leases (the “Lands”);

(ii)           All pooled, communitized or unitized acreage constituting a part of the Lands which includes all or a part of any Lease (the “Units” and together with the Lands and Leases, the “Properties”), and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

(iii)          All surface fee interests, easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights appurtenant to, and used or held for use primarily in connection with the ownership or operation of the Properties;

(iv)          All equipment, machinery, tools, fixtures, compressors, meters, tanks, pumps, platforms, machinery, tools, pulling machines, boilers, buildings, field offices, facilities, pipe yards, saltwater disposal facilities, utility lines, computer and automation equipment, telecommunications equipment, field radio telemetry and associated frequencies and licenses, pressure transmitters, central processing equipment and other tangible personal property and improvements located on the Properties that are owned (with respect to each such item) by Seller (the “Equipment”);

(v)           All contracts, agreements and instruments, to the extent applicable to the Properties or the production of Hydrocarbons from the Properties, including operating agreements, unitization, pooling and communitization agreements, declarations and

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, participation agreements, exchange agreements, division and transfer orders, purchase and sale agreements, transportation agreements, gathering agreements, agreements for the sale and purchase of Hydrocarbons, processing agreements, drilling and other service agreements (but excluding master service agreements) and the Material Contracts, but excluding (A) Hedge Contracts and (B) Debt Contracts (subject to such exclusions, the “Contracts”);

(vi)          All Hydrocarbons (or the proceeds from the sale of Hydrocarbons) produced from or attributable to the Leases or Units at and after the Closing Date;

(vii)         To the extent assignable under any of the Contracts (except with respect to Seller’s Retained Liabilities, and for the avoidance of doubt, the Excluded Assets), all rights to indemnities and releases from Third Parties relating to the Assets arising under any of the Contracts;

(viii)        The Leased Assets, except to the extent that any of the Leased Assets are transferable with the payment of a fee or other consideration (unless Purchaser has agreed in writing to pay such fee or other consideration); and

(ix)          Any refunds, claims for refunds or rights to receive refunds from any Governmental Body with respect to Taxes (to the extent such refunds, claims for refunds or rights to receive refunds pertain to the Assets) attributable to any period (or portion thereof) from and after the Closing Date to the extent paid by Purchaser or paid by Seller and reimbursed by Purchaser.

(b)           digital or hard copies of and the right to use such copies of any files, records, maps, information and data of Seller or any Affiliate of Seller, whether written or electronically stored, pertaining to (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) contract files; (iii) correspondence; and (iv) operations, environmental, production and accounting and Property Tax records relating to the Assets; and (v) production, facility and well records and data (including logs and cores), in each case, to the extent concerning the Assets described in Section 2.2(a) and excluding Excluded Assets and any information that cannot, without unreasonable effort or expense that Purchaser does not agree to undertake or pay, as applicable, be separated from any files, records, maps, information and data relating to any assets of Seller other than the assets described in Section 2.2(a) (the “Records”).

Section 2.3            Excluded Assets.  Notwithstanding anything to the contrary, the Assets shall not include, and there is excepted, reserved and excluded from this transaction, all of Seller’s right, title and interest in and to the following assets (collectively, the “Excluded Assets”):

(a)           all oil, gas, water, carbon dioxide or injection wells, whether producing, shut-in or abandoned and whether spudded, drilled or completed, located on the Leases or Units as of the Closing Date listed on Exhibit B (collectively, the “Existing Wells”), together with the leasehold rights in all Leases within the Spacing Unit for each such Existing Well, insofar and only insofar as such leasehold rights entitle the owner thereof to Hydrocarbons produced from such Existing

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Well and to conduct and participate in operations with respect to such Existing Well and to any pooling rights associated therewith, and all Hydrocarbons produced from such Existing Well;

(b)           the EOG Agreements and Seller’s right to receive under the EOG Agreements any carried interest or cash carry obligation from EOG Resources, Inc., a Delaware corporation;

(c)           the Excluded Records;

(d)           all claims and causes of action of Seller or any of its Affiliates arising under or with respect to any Contract that are attributable to the period of time prior to the Closing Date (including claims for adjustments or refunds) or relate to Seller’s Retained Liabilities or the Excluded Assets and all claims and causes of action and other rights Seller or its Affiliates may have in connection with Seller’s pending litigation against Sankalp Americas, Inc.;

(e)           except as set forth in Section 4.7, all rights and interests of Seller or its Affiliates (a) under any policy or agreement of insurance or indemnity agreement, (b) under any bond and (c) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omission or events, or damage to or destruction of property prior to the Closing Date,

(f)            any Leased Assets not transferable without payment of a fee or other consideration that Purchaser has not agreed in writing to pay;

(g)           Any refunds, claims for refunds or rights to receive refunds from any Governmental Body with respect to Taxes (to the extent such refunds, claims for refunds or rights to receive refunds pertain to the Assets) attributable to any period (or portion thereof) prior to the Closing Date, including those described in the definition of Excluded Tax Liabilities;

(h)           all assets and property of Seller not included within the definition of Assets;

(i)            all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(j)            all data and Contracts that cannot be disclosed or transferred to Purchaser as a result of confidentiality arrangements or other restrictions under agreements with Third Parties (provided that Seller has used its commercially reasonable efforts to obtain a waiver of any such confidentiality restriction or other restrictions, but in no event will Seller be obligated to pay any fee or other consideration) or pursuant to applicable Law;

(k)           all Permits and other surface rights appurtenant to, and used or held for use primarily in connection with, the Properties that are not transferable without payment of a fee or other consideration that Purchaser has not agreed in writing to pay or for which transfer is otherwise restricted by Third Party agreement (provided Seller has used its commercially reasonable efforts to obtain a waiver of such restrictions, but in no event will Seller be obligated to pay any fee or other consideration) or applicable Law;

(l)            any of the Assets excluded from the transactions contemplated hereunder pursuant to Section 4.2;

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(m)          any other items expressly excluded under Section 4.6 of this Agreement.

ARTICLE 3
PURCHASE PRICE

Section 3.1            Purchase Price.  The purchase price for the Assets shall be Eleven Million and No/100 Dollars ($11,000,000.00), (the “Purchase Price”).

Section 3.2            Allocation of Purchase Price.  Seller and Purchaser recognize that this transaction is subject to the reporting requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder and, therefore, an Internal Revenue Service (“IRS”) Form 8594, Asset Acquisition Statement, will be timely filed by Seller and Purchaser.  Seller and Purchaser agree that the Purchase Price, any liabilities associated with the Assets that are includable in Purchaser’s Tax basis in the Assets and any other items constituting consideration for applicable U.S. federal income Tax purposes (to the extent known at the time of such filing), shall be allocated among the Assets for Tax purposes in accordance with an allocation schedule, which shall be prepared initially by Purchaser and delivered to Seller within ten (10) calendar days following the final determination of the Purchase Price (as revised under this Section 3.2, the “Purchase Price Allocation Schedule”).  The Purchase Price Allocation Schedule shall be revised in a manner consistent with Section 1060 of the Code to take into account any adjustments to the Purchase Price pursuant to this Agreement (including any indemnification payments pursuant to Article 11).  Seller and Purchaser shall, and shall cause their Affiliates to, report consistently with the Purchase Price Allocation Schedule in all Tax Returns, including IRS Form 8594, and neither Seller nor Purchaser shall file any Tax Return or otherwise take any position for Tax purposes that is inconsistent with the Purchase Price Allocation Schedule, unless required to do so by applicable law or with the consent (not to be unreasonably withheld) of the other Party.  Each of Purchaser and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Purchase Price Allocation Schedule.

Section 3.3            Allocated Values.  The “Allocated Values” for the Assets (which are provided on a Lease basis) will be equal to (a) the number of Net Acres set forth for each such Lease on Exhibit A multiplied by (b) [*].  The share of each adjustment allocated to a particular Asset shall be allocated to the particular Asset to which such adjustment relates to the extent such adjustment relates to such Asset and to the extent that it is possible to do so.  Adjustments made pursuant to any adjustment not allocated to a specific Asset pursuant to the immediately preceding sentence shall be allocated among the various Assets on a pro-rata basis in proportion to the Purchase Price allocated to such Asset.  Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but makes no representation or warranty as to the accuracy of such values.

ARTICLE 4
TITLE MATTERS

Section 4.1            Seller’s Title.  Except for the special warranty of title set forth in the Conveyances, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets and Purchaser hereby acknowledges

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

and agrees that, subject to Section 4.5, Purchaser’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets, (a) on or before the applicable Title Claim Date, shall be as set forth in Section 4.2 and (b) from and after the applicable Title Claim Date (without duplication), shall be pursuant to the special warranty of title set forth in the Conveyances; provided, however, that Purchaser further acknowledges and agrees that Purchaser shall not be entitled to protection under the special warranty of title provided in the Conveyances for any Title Defect reported under this Article 4.

Section 4.2            Title Defects.

(a)           To assert a claim of a Title Defect, Purchaser must deliver a claim notice to Seller (each a “Title Defect Notice”) not later than 5:00 p.m. Central Time on the date that is 45 days after the Closing Date (such time being the “Title Claim Date”).  Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect, (ii) supporting information upon which Purchaser’s belief is based, (iii) the Lease adversely affected by the Title Defect (each a “Title Defect Property”), (iv) the Allocated Value of each Title Defect Property, and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect and the computation of such amount.

(b)           Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove on or before ten days after the Title Claim Date (the “Title Cure Date”) any Title Defects for which Seller has received a Title Defect Notice from Purchaser prior to the Title Claim Date.  Purchaser shall not be entitled to any remedies for Title Defects properly asserted prior to the Title Claim Date (the “Asserted Title Defects”) that Seller has cured to Purchaser’s reasonable satisfaction or for which Seller has provided notice to Purchaser that Seller disputes the existence, in whole or in part, which notice shall include a description of the matters in dispute (any Asserted Title Defect for which Seller properly disputes the existence, in whole or in part, a “Disputed Defect”).

(c)           With respect to Asserted Title Defects for which Seller and Purchaser agree upon (i) whether the Asserted Title Defect constitutes a Title Defect and (ii) the Title Defect Amount, then, subject to the Individual Title Defect Threshold and the Title Defect Deductible:

(i)            if the Title Defect Amounts for all such Asserted Title Defects is less than or equal to $250,000, then with respect to each individual Asserted Title Defect, Seller shall pay to Purchaser an amount in cash equal to the Title Defect Amount; and

(ii)           if the Title Defect Amounts for all such Asserted Title Defects is more than $250,000, then with respect to each individual Asserted Title Defect, Seller shall assign and convey additional Net Acres in the Leases sufficient to deliver to Purchaser, in the aggregate with all other interests assigned to Purchaser hereunder, the Total QEP Net Acres (such additional Net Acres, the “Replacement Acreage”).

If Seller pays the Title Defect Amount in accordance with clause (ii) and in the event that such Title Defect is cured after the Title Cure Date but before the date that is 120 days after Closing, Purchaser shall pay an amount equal to the Title Defect Amount to Seller within 10 days after

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

receipt of notice of such cure. If Seller and Purchaser cannot agree on whether the Asserted Title Defect constitutes a Title Defect or the Title Defect Amount, then Purchaser shall not be entitled to any remedies hereunder with respect to such Title Defect and such dispute(s) shall be finally and exclusively resolved in accordance with the provisions of Section 4.4. To the extent the Asserted Title Defect is determined to be a Title Defect in accordance therewith, and subject to the Individual Title Defect Threshold and the Aggregate Title Defect Deductible, Purchaser shall be entitled to the applicable remedy set forth in clause (i) or clause (ii) above.

(d)           The Title Defect Amount (the “Title Defect Amount”) resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property adversely affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i)            if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)           if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Title Defect Property;

(iii)          if the Title Defect reflects a discrepancy between (A) the Net Acres for the affected Title Defect Property and (B) the Net Acres stated in Exhibit A for such Title Defect Property, then the Title Defect Amount shall be the product of (1) $[*] and (2) the difference between the Net Acres stated in Exhibit A for the affected Title Defect Property and the actual Net Acres for such Title Defect Property;

(iv)          if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in clauses (i), (ii) or (iii) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation;

(v)           the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in any other Title Defect Amount hereunder, or for which Purchaser otherwise receives credit in the calculation of the Purchase Price; and

(vi)          notwithstanding anything to the contrary in this Article 4, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Section 4.3            Title Benefits.

(a)           Seller has the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date with respect to each Title Benefit discovered by Seller a notice (a “Title Benefit Notice”) in writing and including (i) a description of the Title Benefit, (ii) the Lease affected by such Title Benefit (each a “Title Benefit Property”), (iii) the Allocated Value of each Title Benefit Property, and (iv) the amount by which Seller reasonably believes the Allocated Value of each Title Benefit Property is increased by such Title Benefit.  Notwithstanding anything herein to the contrary, Seller forever waives Title Benefits not asserted by a Title Benefit Notice meeting all of the requirements set forth in the preceding sentence no later than 5:00 p.m. Central Time on the Title Claim Date.  In the event Purchaser discovers a Title Benefit on or before the Title Claim Date, it shall notify Seller in writing of such Title Benefit promptly after the discovery thereof, but in no event later than five (5) Business Days before the Title Claim Date so that Seller can include such Title Benefit in its Title Benefit Notice.

(b)           Subject to the Individual Benefit Threshold and the Aggregate Benefit Deductible, with respect to each Title Benefit Property affected by Title Benefits reported under Section 4.3(a) and agreed to in writing by Purchaser or finally determined pursuant to Section 4.4, Purchaser shall pay to Seller an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property, as determined pursuant to Section 4.3(c) and if applicable Section 4.4.

(c)           The Title Benefit Amount resulting from a Title Benefit shall be the amount by which the Allocated Value of the Title Benefit Property affected by such Title Benefit is increased as a result of the existence of such Title Benefit and shall be determined in accordance with the following methodology, terms and conditions:

(i)            if Purchaser and Seller agree on the Title Benefit Amount, that amount shall be the Title Benefit Amount; and

(ii)           if the Title Benefit represents a benefit in the ownership or title to the Title Benefit Property of a type not described in clauses (i) or (ii) above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property benefitted by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the Title Benefit Property, the values placed upon the Title Benefit by Purchaser and Seller and such other factors as are necessary to make a proper evaluation.

(d)           If Seller and Purchaser cannot reach an agreement on alleged Title Benefits and Title Benefit Amounts by the scheduled Closing, the provisions of Section 4.4 shall apply.

Section 4.4            Title Disputes.  Seller and Purchaser shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts, each as applicable, prior to the Closing Date.  If, after the Title Cure Date, Seller and Purchaser are unable to agree on an alleged Title Defect, Disputed Defect, Title Benefit, Title Defect Amount or Title Benefit Amount, as applicable, (the “Disputed Title Matters”), such dispute(s), and only such dispute(s), shall be exclusively and finally resolved in accordance with the following provisions of this

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Section 4.4.  Purchaser shall provide to Seller by not later than the tenth (10th) Business Day following the Closing Date, a written description meeting the requirements of Section 4.2(a) or Section 4.3(a), as applicable, together with all supporting documentation, of the applicable Disputed Title Matters.  By not later than ten (10) Business Days after Seller’s receipt of Purchaser’s written description of the Disputed Title Matters, as applicable, Seller shall provide to Purchaser a written response setting forth Seller’s position with respect to the Disputed Title Matters, as applicable, together with all supporting documentation.

(a)           By not later than ten (10) Business Days after Purchaser’s receipt of Seller’s written response to Purchaser’s written description of the Disputed Title Matters, Purchaser may initiate a non-administered arbitration of any such dispute(s) conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such rules do not conflict with the terms of this Section, by written notice to Seller of any Disputed Title Matters (“Final Disputed Title Matters”) not otherwise resolved or waived that are to be resolved by arbitration (the “Title Arbitration Notice”).

(b)           The arbitration shall be held before a one member arbitration panel (the “Title Arbitrator”) determined as follows.  The Title Arbitrator shall be an attorney with at least ten (10) years’ experience examining oil and gas titles in the State of Texas.  Within two (2) Business Days following Seller’s receipt of the Title Arbitration Notice, Seller and Purchaser shall each exchange lists of three (3) acceptable, qualified arbitrators and shall certify that each potential arbitrator set forth on its list has not, and such arbitrator’s firm has not, represented the certifying Party or any of its Affiliates or any officer or director of the certifying Party or any of its Affiliates.  Within two (2) Business Days following the exchange of lists of acceptable arbitrators, Seller and Purchaser shall select by mutual agreement the Title Arbitrator from their original lists of three (3) acceptable arbitrators.  If no such agreement is reached within seven (7) Business Days following the delivery of Title Arbitration Notice, the Houston, Texas office of the American Arbitration Association shall select an arbitrator from the original lists provided by Seller and Purchaser to serve as the applicable Title Arbitrator.

(c)           Within three (3) Business Days following the selection of the applicable Title Arbitrator, the Parties shall submit one copy to the applicable Title Arbitrator of (i) this Agreement, with specific reference to this Section 4.4 and the other applicable provisions of this Article 4, (ii) Purchaser’s written description of the Final Disputed Title Matters, together with the supporting documents that were provided to Seller, (iii) Seller’s written response to Purchaser’s written description of the Final Disputed Title Matters, together with the supporting documents that were provided to Purchaser and (iv) the applicable Title Arbitration Notice.  Within five (5) Business Days following such submissions, each of the Parties may submit one written response to the other Party’s submission.  The Title Arbitrator shall resolve the Final Disputed Title Matters based only on the foregoing submissions.  Neither Purchaser nor Seller shall have the right to submit additional documentation to the applicable Title Arbitrator nor to demand discovery on the other Party.

(d)           The Title Arbitrator shall make its determination by written decision within thirty (30) days following Seller’s receipt of the applicable Title Arbitration Notice (each, an “Arbitration Decision”).  The Arbitration Decision shall be final and binding upon the Parties,

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

without right of appeal.  In making its determination, the Title Arbitrator shall be bound by the rules set forth in this Article 4.  The Title Arbitrator may consult with and engage disinterested Third Parties, but shall disclose to the Parties the identities of such consultants.  Any such consultant shall not have worked as an employee or consultant for either Party or its Affiliates during the five (5) year period preceding the arbitration nor have any financial interest in the dispute.

(e)           The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects and Title Defect Amounts and Title Benefits and Title Benefit Amounts and shall not be empowered to award damages, interest or penalties to either Party with respect to any matter.

(f)            Each Party shall each bear its own legal fees and other costs of preparing and presenting its case.  Seller shall bear one-half and Purchaser shall bear one-half of the costs and expenses of the applicable arbitration, including any costs incurred by the Title Arbitrator that are attributable to the consultation of any Third Party.

(g)           Seller and Purchaser shall implement the Arbitration Decision in accordance with Section 4.2(c).

(h)           Any dispute over the interpretation or application of this Section 4.4 shall be decided by the Title Arbitrator with reference to the Laws of the State of Texas.

Section 4.5            Limitations on Applicability.

(a)           This Article 4 and the special warranty of title provided in the respective Conveyances shall be, subject to the limitations set forth in this Agreement, including the limitations set forth in Section 11.4, the exclusive rights and remedies of Purchaser with respect to Title Defects.  The right of Purchaser or Seller to assert a Title Defect under this Article 4 shall terminate on the Title Claim Date; provided, however, that until the alleged Title Defect, Title Benefit, Title Defect Amount or Title Benefit Amount, as applicable, is resolved in accordance with this Agreement, there shall be no termination of Purchaser’s or Seller’s rights under this Article 4 with respect to any alleged Title Defect, Title Benefit, Title Defect Amount or Title Benefit Amount, as applicable, properly reported in accordance with Section 4.4 on or before the Title Claim Date.  Thereafter, Purchaser’s and Seller’s sole and exclusive rights and remedies with regard to title to the Assets shall be as set forth in the respective Conveyances.

(b)           Notwithstanding anything to the contrary in this Agreement, in no event shall there be any adjustments to the Purchase Price or other remedies available in respect of Title Defects or Title Benefits, as applicable, under this Article 4:

(i)            With respect to Title Defects, (A) for any Title Defect Amount with respect to an individual Title Defect Property, if such amount does not exceed Five Thousand Dollars ($5,000) (each, an “Individual Title Defect Threshold”) and (B) unless the aggregate amount of all such Title Defect Amounts (provided that each such Title Defect Amount exceeds the Individual Title Defect Threshold), in the aggregate (excluding any Title Defect Amounts with respect to Title Defects cured by Seller in

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

accordance with this Article 4) exceeds One Hundred Fifty Thousand Dollars ($150,000) (the “Aggregate Title Defect Deductible”), after which point, subject to the Individual Title Defect Threshold, Purchaser shall be entitled to remedies hereunder only with respect to Title Defect Amounts in excess of such Aggregate Title Defect Deductible and only to the extent that Title Defect Amounts exceed the Aggregate Title Defect Deductible.

(ii)           With respect to Title Benefits, (A) for any Title Benefit Amount with respect to an individual Title Benefit Property, if such amount does not exceed Fifteen Thousand Dollars ($5,000) (each, an “Individual Benefit Threshold”) and (B) unless the aggregate amount of all such Title Benefit Amounts (provided that each such Title Benefit Amount exceeds the Individual Benefit Threshold), in the aggregate exceeds One Hundred Fifty Thousand Dollars ($150,000) (the “Aggregate Benefit Deductible”), after which point, subject to the Individual Benefit Threshold, Seller shall be entitled to remedies hereunder only with respect to Title Benefit Amounts in excess of such Aggregate Benefit Deductible and only to the extent that Title Benefit Amounts exceed the Aggregate Benefit Deductible.

(c)           If at any time prior to the Closing Date, the sum (without duplication) of (i) the aggregate Title Defect Amounts asserted in good faith by Purchaser with respect to all Title Defects and not cured by Seller prior to the Closing, plus (ii) the aggregate Allocated Values of Assets that cannot be conveyed to Purchaser at Closing due to consents to assign that were not obtained as provided in Section 4.6(b), plus (iii) the aggregate Allocated Values of Assets that cannot be conveyed to Purchaser at Closing due to a third Party exercising its preferential right to purchase on such Assets prior thereto, exceeds fifteen percent (15%) of the Purchase Price, then either Party may terminate this Agreement upon written notice to the other and neither Party shall thereafter have any further rights or obligations hereunder, other than as set forth in Sections 10.2 and Section 10.3.

(d)           Without prejudice to any of the other dates by which performance or the exercise of rights is due hereunder, or the Parties’ rights or obligations in respect thereof, the Parties hereby acknowledge that, as set forth more fully in Section 13.15, time is of the essence in performing their obligations and exercising their rights under this Article 4, and, as such, that each and every date and time by which such performance or exercise is due shall be the firm and final date and time.

Section 4.6            Consents to Assignment and Preferential Rights to Purchase.

(a)           Within five (5) Business Days after the Execution Date, Seller shall prepare and send (i) notices to the holders of any required consents to assignment that are set forth on Schedule 5.15 requesting consents to the Conveyances and (ii) notices to the holders of any applicable preferential rights to purchase or similar rights that are set forth on Schedule 5.15 in compliance with the terms of such rights and requesting waivers of such rights.  Any preferential purchase right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing of this Agreement pursuant to Article 9 as to those Assets for which preferential purchase rights have not been exercised.  The consideration payable under this

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Agreement for any particular Asset for purposes of preferential purchase right notices shall be the Allocated Value for such Asset.  Seller shall use commercially reasonable efforts to cause such consents to assignment and waivers of preferential rights to purchase or similar rights (or the exercise thereof) to be obtained and delivered prior to Closing, provided that Seller shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents and waivers.  Purchaser shall cooperate with Seller in seeking to obtain such consents to assignment and waivers of preferential rights.

(b)                                 In no event shall there be transferred at Closing any Property for which a consent requirement has not been satisfied and which will cause interests in the relevant Property to terminate or in which the interests to be transferred to Purchaser will be materially impaired if transferred without the consent.  In such cases, the affected Property and related Assets shall be retained by Seller and the Purchase Price shall be reduced by the Allocated Value of the Property and related Assets.  If an unsatisfied consent requirement with respect to which an adjustment is made to the Purchase Price is subsequently satisfied prior to the date that is 120 days after the Closing, a separate closing shall be held within five (5) Business Days thereof at which (i) Seller shall convey the affected Property and related Assets to Purchaser in accordance with this Agreement and (ii) Purchaser shall pay an amount equal to the Allocated Value of such Property and related Assets to Seller.  If such consent requirement is not satisfied within 120 days after the Closing, Seller shall have no further obligation to sell and convey such Property and related Assets and Purchaser shall have no further obligation to purchase, accept and pay for such Property, and the affected Property and related Assets shall be deemed to be deleted from Exhibit A (and the other applicable Exhibits and Schedules) to this Agreement for all purposes.  For all other consent requirements that have not been satisfied as of Closing, the relevant Property and related Assets shall be transferred to Purchaser by Seller at Closing with no reduction to the Purchase Price, and Seller shall thereafter continue to use commercially reasonable efforts to assist Purchaser in obtaining such consent(s).

(c)                                  If any preferential right to purchase any Assets is exercised prior to Closing, the Purchase Price shall be decreased by the Allocated Value for such Assets, and the affected Assets shall be deemed to be deleted from Exhibit A (and the other applicable Exhibits and Schedules) to this Agreement for all purposes.  Seller shall retain the consideration paid by the Third Parties, and shall have no further obligation with respect to such affected Assets under this Agreement.  If a Third Party fails to exercise its preferential right to purchase as to any portion of the Assets prior to Closing and the time for the exercise or waiver of such preferential right to purchase has not yet expired, the affected Assets shall be transferred to Purchaser by Seller at Closing with no reduction to the Purchase Price.  If such preferential right to purchase is thereafter exercised, Purchaser shall transfer the affected Assets to the applicable Third Party, and shall be entitled to the consideration paid by the Third Party for such affected Assets.

Section 4.7                                    Casualty or Condemnation Loss.

(a)                                 If, after the Execution Date, but prior to the Closing Date, any portion of the Properties is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), and the loss as a result of such individual Casualty Loss exceeds ten percent (10%) of the Purchase Price, Purchaser may elect to terminate this Agreement at any time prior to Closing.  In

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

the event that Purchaser does not elect to terminate this Agreement, Seller shall propose Replacement Acreage to Purchaser.  Purchaser shall elect by written notice to Seller prior to Closing either (i) that Seller assign to Purchaser such Replacement Acreage or (ii) that Seller assign, transfer and set over or pay over to Purchaser or subrogate Purchaser to all of Seller’s right, title and interest (if any) in awards, condemnation payments, insurance proceeds and other rights and claims against Third Parties (other than Persons within the Seller Group) arising out of the Casualty Loss.

(b)                                 If, after the Execution Date, but prior to the Closing Date, any Casualty Loss occurs, and the loss as a result of such individual Casualty Loss is ten percent (10%) or less of the Purchase Price, Purchaser shall nevertheless be required to close and Seller shall assign, transfer and set over or pay over to Purchaser or subrogate Purchaser to all of Seller’s right, title and interest (if any) in awards, condemnation payments, insurance proceeds and other rights and claims against Third Parties (other than Persons within the Seller Group) arising out of the Casualty Loss.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1                                    Generally.

(a)                                 Any representation or warranty qualified to “Seller’s Knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the individuals listed in Schedule 5.1.  As used herein, the term “Actual Knowledge” means information personally known by such individual, after reasonable inquiry. For purposes of the definition of “Actual Knowledge,” “reasonable inquiry” by any Person with respect to any fact, event, circumstance or condition means such Person’s making inquiries of each of the following, but only to the extent that such Person would reasonably expect any of the following to have actual knowledge regarding the relevant fact, event, circumstance or condition: (a) the officers, directors and managers of Seller or any of its Subsidiaries, (b) any employees of Seller or any of its Subsidiaries reporting directly to the officers of Seller or (c) Seller’s accountants or legal counsel.

(b)                                 Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in and the other terms and conditions of this Agreement, Seller represents and warrants as of the Execution Date and as of the Closing Date the matters set out in Sections 5.2 through 5.21.

Section 5.2                                    Existence and Qualification.  Seller is a limited liability, duly organized, validly existing and in good standing under the Laws of the State of Texas.

Section 5.3                                    Power.  Seller has the requisite power to enter into and perform this Agreement and the Transaction Documents to which it is a party, and consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party and to perform all of its obligations under this Agreement and the Transaction Documents to which it is a party.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Section 5.4                                    Authorization and Enforceability.  The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Seller at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of Seller.  This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.5                                    No Conflicts.  The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement, will not (a) violate any provision of the organizational documents of Seller, (b) result in material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance (other than a Permitted Encumbrance) or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture, license or agreement to which Seller is a party and which affects the Assets, (c) violate any judgment, order, ruling or decree applicable to Seller as a party in interest with respect to the Assets, or (d) violate in any material respect any Laws applicable to Seller with respect to the Assets.

Section 5.6                                    Liability for Brokers’ Fees.  Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7                                    Litigation.  Except as disclosed on Schedule 5.7, there are no actions, suits or proceedings pending, or to Seller’s Knowledge, threatened in writing, before any Governmental Body or arbitrator with respect to the Assets or that would materially impair Seller’s ability to perform its obligations under this Agreement.  Notwithstanding anything contained in this Agreement to the contrary, Seller agrees to retain sole responsibility for the litigation, claims or other matters set forth in Schedule 5.7.

Section 5.8                                    Taxes and Assessments.  All Tax Returns relating to the Assets that are required to have been filed by Seller have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects.  All Taxes required to have been paid relating to the Assets, and for which Purchaser could be held liable or that could result in a lien on the Assets under applicable Law, have been paid in full.  Except as disclosed on Schedule 5.8, none of the Tax Returns required to have been filed by the Seller relating to the Assets is now under audit or examination by any Governmental Body. There are no liens for unpaid Taxes (other than liens for current period Taxes not yet due and payable) currently existing on any of the Assets.  All of the Assets have been properly listed and described on the property tax rolls for all periods prior to and including the Closing Date, and no portion of the Assets constitutes omitted property for property tax purposes. Except as disclosed on Schedule 5.8, to Seller’s Knowledge, there are no existing, pending or threatened (in writing) claims by a Governmental

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Body with respect to any Tax related to the Assets for which Purchaser could be held liable or that could result in a lien on the Assets under applicable Law.  None of the Assets is held by or is subject to any contractual or co-ownership arrangement that is properly treated as a tax partnership subject to Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 5.9                                    Compliance with Laws.  Seller’s and its Affiliates’ ownership of the Assets and to Seller’s Knowledge, the operation of the Assets that are operated by a Third Party, on or prior to the Closing Date, are in compliance, each in all material respects, with all applicable Laws (excluding Environmental Laws, which are solely addressed in Section 5.21, and Tax matters, which are solely addressed in Section 5.8 and Article 12).  Seller has not received any written notice of a material violation of or material default by it or its Affiliates with respect to any Law or any decision, ruling, order or award of any Governmental Body or arbitrator applicable to the Properties.

Section 5.10                             Material Contracts.

(a)                                 Schedule 5.10 describes the following agreements and contracts of Seller and its Affiliates with respect to the Assets:

(i)                                     all area of mutual interest agreements and agreements that include non-competition restrictions or other similar restrictions on doing business, joint venture and exploration or development program agreements relating to the Assets or by which the Assets are bound;

(ii)                                  all Hydrocarbon production sales or purchase, transportation, marketing, supply, exchange and processing agreements relating to the Assets other than such agreements that are terminable on upon not more than sixty (60) days’ notice without penalty, the payment of money, delivery of other consideration or unduly burdensome effort;

(iii)                               any contracts or agreements with any Affiliate of Seller by which the Assets will be bound upon and after Closing;

(iv)                              any contracts or agreements burdening the Assets which could reasonably be expected to obligate Purchaser to expend in excess of Ten Thousand Dollars ($10,000) in any calendar year;

(v)                                 any contracts or agreements providing for a call upon, option to purchase or similar right under any agreements with respect to the Hydrocarbons from the Assets;

(vi)                              any contract or agreement for capital expenditures or the acquisition or construction of fixed assets that requires aggregate future payments by Purchaser in excess of Twenty-Five Thousand Dollars ($25,000) in any calendar year;

(vii)                           other than (A) this Agreement, (B) contracts or agreements governing the sale of Hydrocarbons or (C) the disposition in the ordinary course of equipment no longer

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

suitable for Hydrocarbons field operation, any contract or agreement for, or that contemplates, the sale, exchange or transfer of any of Seller’s interest in the Assets; and

(viii)                        any unit agreement and any operating agreement applicable to the Assets; and

(ix)                              the EOG Agreements.

The contracts and agreements described in Sections 5.10(a)(i) through (viii) above are collectively referred to herein as the “Material Contracts”.

(b)                                 Except as disclosed in Schedule 5.10, (i) Seller is not in breach or default under any Material Contract and (ii) to Seller’s Knowledge, there has not occurred any event by any party to a Material Contract that with notice or the passage of time would constitute a breach or default under, in any material respect, any Material Contract.  All Material Contracts, and to Seller’s Knowledge, all Leases are currently in full force and effect in accordance with their terms.  Prior to Closing, Seller shall have made available for Purchaser’s review true and complete copies of each Material Contract, the Leases and any and all amendments thereto.

(c)                                  There are no (i) agreements with any Affiliate of Seller which will be binding on the Assets after Closing or (ii) Hedge Contracts or Debt Contracts that will be binding on the Assets after Closing.

(d)                                 None of the Leases contains or is burdened by any depth limitations that would restrict in any way operations within the Eaglebine Formation during the primary term of such Lease.

Section 5.11                             EOG AMI.  The area of mutual interest provided for in the EOG Agreements is attached as Exhibit D hereto.

Section 5.12                             Encumbrances.  Except for Permitted Encumbrances and those certain encumbrances to be terminated as of Closing pursuant to Section 9.2(f), Seller owns the Assets free and clear of all claims, liens, mortgages, security interests and deeds of trust imposed in connection with any Debt Contract.

Section 5.13                             Surface Rights. Except as set forth in Schedule 5.13, none of the Leases contain any restrictions on any lessee thereunder to use the surface in connection with oil and gas operations thereunder that would prevent the creation of a horizontal drilling unit.

Section 5.14                             Bonds and Letters of Credit.  Schedule 5.14 lists all bonds, letters of credit, guarantees and other similar commitments held by Seller that are required by Third Parties in order for Seller to own, and if operated by Seller or its respective Affiliates, operate the Assets (the “Seller Financial Assurances”), excluding, however, any bonds, letters of credit, guarantees and other similar commitments required by any Governmental Bodies in order for Seller or its Affiliates to own or operate the Assets.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Section 5.15                             Consents and Preferential Purchase Rights.  Except as disclosed on Schedule 5.15, none of the Assets, or any portion thereof, is subject to any preferential rights to purchase, options to purchase, or required Third Party consents to assignment which may be applicable to the transactions contemplated by this Agreement, except Customary Post-Closing Consents.

Section 5.16                             Royalties.  To Seller’s Knowledge, except as set forth in Schedule 5.16, there are no actions, suits or proceedings with respect to any Lease pending before any Governmental Body in which the lessor thereunder is seeking to terminate, cancel, rescind or procure judicial reformation of any Lease.

Section 5.17                             Non-Consent Operations.  Except as disclosed on Schedule 5.17 or otherwise reflected on Exhibit A, as applicable, no operations are being conducted or have been conducted on the Assets with respect to which Seller has elected to be a nonconsenting party under the applicable operating agreement and with respect to which all of Seller’s rights have not yet reverted to it.

Section 5.18                             Condemnation.  To Seller’s Knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

Section 5.19                             Bankruptcy.  Seller has not commenced any bankruptcy, reorganization, or similar arrangement proceedings, and to Seller’s Knowledge, there are no bankruptcy, reorganization or similar arrangement proceedings pending, being contemplated by or threatened against Seller or any Affiliate of Seller.

Section 5.20                             Governmental Authorizations.  Except as set forth on Schedule 5.20, to Seller’s Knowledge, Seller has obtained all material Permits presently required to be obtained by Seller for the ownership of the Assets and Seller has not received any written notice of violation that might reasonably be expected to result in any modification, revocation, termination or suspension of any such material Permit.

Section 5.21                             Environmental and Safety Matters.  Insofar as it pertains to the Assets, except as set forth in Schedule 5.21, and without regard to any results, written or otherwise, of any Phase I Environmental Site Assessment conducted pursuant to Section 7.1:

(a)                                 To Seller’s Knowledge, the Properties have been operated in material compliance with, and comply in all material respects with, all applicable Environmental Laws and all terms and conditions of all Permits issued pursuant thereto except for prior instances of non-compliance that have been fully and finally resolved to the satisfaction of all Governmental Bodies with jurisdiction over such matters.

(b)                                 Seller has not, nor to Seller’s Knowledge has any other party, received any written notice of any pending or threatened claim, demand, filing, investigation, administrative proceeding, action, suit or other proceeding relating to (and to Seller’s Knowledge, there are no alleged) violations or non-compliance with any Environmental Law or any Permit issued

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

pursuant thereto, arising from, based upon, associated with or related to the Assets or the ownership or operation thereof.

(c)                                  To Seller’s Knowledge, no Hazardous Substances, NORM or Hydrocarbons are present or have been handled, managed, stored, transported, processed, treated, disposed of, discharged, released, migrated or escaped on, in, from, under or in connection with the Assets or the ownership or operation of any thereof, such as to cause a condition or circumstance that would reasonably be expected to result in any material Environmental Liabilities related to the applicable Assets.

(d)                                 Seller has provided to Purchaser copies of all material documents pertaining to the environmental condition of the Assets, including any Environmental Liabilities, that are in Seller’s possession or control.

Section 5.22                             Seismic.  Seller does not own, and has no right, title or interest to any licenses for, geophysical or other seismic data relating to the Properties.

Section 5.23                             Certain Disclaimers.

(a)                                 EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, THIS ARTICLE 5, IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(B) OR IN THE CONVEYANCES TO BE DELIVERED BY SELLER TO PURCHASER HEREUNDER, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY PERSON OF THE SELLER GROUP).

(b)                                 EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4, THIS ARTICLE 5, IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(B) OR IN THE CONVEYANCES TO BE DELIVERED BY SELLER TO PURCHASER HEREUNDER, WITHOUT LIMITING THE GENERALITY OF SECTION 5.23(A), SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (I) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY,

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

DESIGN OR MARKETABILITY OF THE ASSETS, (vii) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS (INCLUDING FINANCIAL STATEMENTS) PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS OR (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE PURCHASER GROUP IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING ANY ITEMS PROVIDED IN CONNECTION WITH SECTION 7.1), AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE EQUIPMENT AND OTHER TANGIBLE PROPERTY TRANSFERRED HEREUNDER IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

(c)                                  EXCEPT AS AND TO THE EXTENT EXPRESSLY PROVIDED IN SECTION 5.21, SELLER SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND HAS NOT AND WILL NOT MAKE (AND HEREBY DISCLAIMS) ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller the following as of the Execution Date and as of the Closing Date:

Section 6.1                                    Existence and Qualification.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business and in good standing in the State of Texas.

Section 6.2                                    Power.  Purchaser has the requisite power to enter into and perform this Agreement and the Transaction Documents to which it is a party, and consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

party and to perform all of its obligations under this Agreement and the Transaction Documents to which it is a party.

Section 6.3                                    Authorization and Enforceability.  The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Purchaser at Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company, corporate or partnership action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4                                    No Conflicts.  The execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement, will not (a) violate any provision of the certificate of incorporation, bylaws, agreement of limited partnership or other organizational documents of Purchaser, (b) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (c) violate any judgment, order, ruling, or decree applicable to Purchaser as a party in interest, or (d) violate any Laws applicable to Purchaser or any of its assets, except any matters described in clauses (b) or (c) above that, individually or in the aggregate, would not reasonably be expected to adversely affect the ability of Purchaser to perform its obligations under this Agreement or any document required to be executed and delivered by Purchaser at Closing or would not have a material adverse effect on Purchaser.

Section 6.5                                    Liability for Brokers’ Fees.  Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6                                    Litigation.  There are no actions, suits or proceedings pending, or to Purchaser’s knowledge, threatened in writing, before any Governmental Body or arbitrator against Purchaser which are reasonably likely to adversely affect Purchaser’s ability to perform its obligations under this Agreement or any document required to be executed and delivered by Purchaser at Closing.  As used in this Section 6.6, “Purchaser’s knowledge” is limited to information personally known by the individuals listed in Schedule 6.6.

Section 6.7                                    Financing.  Purchaser will have at Closing sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Section 6.8                                    SEC Compliance.  Purchaser is acquiring the Assets for its own account for use in its trade or business, and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and applicable state securities Laws.

Section 6.9                                    Independent Evaluation.

(a)                                 Purchaser is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, including those in the areas where the Assets are located.

(b)                                 Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability for use in Purchaser’s trade or business.

(c)                                  Purchaser has conducted its own investigation, inspection, review and evaluation of the Assets and acknowledges that Purchaser has been provided access to the Assets and to the appropriate personnel, premises and records for such purpose to its satisfaction.  In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Assets and the terms and conditions of this Agreement and, except to the limited extent of the representations and warranties of Seller in Article 5, in the certificate to be delivered at Closing or in the special warranty of title in the Conveyance, has not relied upon any statements, representations (whether written or oral) or any information provided by Seller.

Section 6.10                             Consents, Approvals or Waivers.  Purchaser’s execution, delivery and performance of this Agreement (and any document required to be executed and delivered by Purchaser at Closing) is not and will not be subject to any consent, approval, or waiver from any Governmental Body or other Third Party, except Customary Post-Closing Consents.

Section 6.11                             Bankruptcy.  There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or threatened against Purchaser.

ARTICLE 7
COVENANTS OF THE PARTIES

Section 7.1                                    Access.

(a)                                 From the Execution Date to the Title Claim Date (the “Examination Period”), Seller will give Purchaser, at Purchaser’s sole cost, risk and expense, access to Seller’s office and personnel designated by Seller, the Assets and the Records (or originals thereof) for the purpose of conducting such due diligence review of the Assets as Purchaser may in its sole discretion choose to conduct.  Seller will use commercially reasonable efforts to obtain waivers from the applicable Third Parties to be able to disclose to Purchaser, as soon as reasonably practicable after the Execution Date, all information relating to the Assets that Seller is restricted from disclosing as a result of confidentiality arrangements under any agreement with Third Parties.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Subject to the immediately preceding sentence, access under this Section 7.1(a) is granted only to the extent that Seller may do so without violating (or risking a violation of) any obligations to any Third Party or waiving (or risking a waiver of) any legal privilege and to the extent that Seller has the authority to grant such access without breaching (or risking a breach of) any restriction binding on it.  However, if so requested by Purchaser, Seller will use commercially reasonable efforts to obtain a waiver of any such restrictions in favor of Purchaser.  During the Examination Period, Purchaser’s inspection right with respect to the environmental condition of the Assets shall be limited to conducting a Phase I Environmental Site Assessment of the Assets and may conduct visual inspections and record reviews relating to the Assets, including their condition and compliance with Environmental Laws.  Purchaser shall not operate any equipment or conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM) (“Phase II Activity”), and all such activities shall be deemed outside the scope of a Phase I Environmental Site Assessment. If, following the conduct of the Phase I Environmental Site Assessment, Purchaser reasonably believes that any Phase II Activity is necessary for it to conduct its due diligence investigation of any of the Assets, Purchaser shall furnish to Seller for its review a proposed scope of such Phase II Activity, including a reasonable description of such activity and a description of the approximate locations of any sampling to be conducted.  Following the receipt and review of such proposal by Seller, Seller shall elect, in its sole discretion, to permit or refuse to permit the conduct of any Phase II Activity by Purchaser; provided, however, that if Seller refuses to permit the conduct of the Phase II Activity, then the Assets with respect to which Purchaser requested permission to conduct such Phase II Activity may, at Purchaser’s option, be excluded from the Assets to be conveyed to Purchaser at Closing and the Purchase Price shall be adjusted downward by the Allocated Value of such Property.  Purchaser shall abide by Seller’s, Seller’s Affiliate’s and any Third Party operator’s, safety rules, regulations, and operating policies (including the execution and delivery of any documentation or paperwork, e.g., boarding agreements, insurance requirements or liability releases, required by Seller, Seller’s Affiliates or Third Party operators with respect to Purchaser’s access to any of the Assets) while conducting its due diligence evaluation of the Assets.  Any conclusions made from any examination done by Purchaser shall result from Purchaser’s own independent review and judgment.  Notwithstanding anything to the contrary in this Section 7.1(a), Seller shall not be required to undertake obligations to or for the benefit of the holders of such rights (unless Purchaser agrees in writing to bear such obligations) in order to obtain any consents or waivers required to provide Purchaser the access described in this Section 7.1(a).

(b)                                 The access granted to Purchaser under this Section 7.1 shall be limited to Seller’s normal business hours, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets, and shall be at Purchaser’s sole cost, risk and expense.  Purchaser shall coordinate its access rights of the Assets with Seller to reasonably minimize any inconvenience to or interruption of the conduct of business by Seller.  Purchaser shall provide Seller with at least forty-eight (48) hours’ written notice before the Assets are accessed pursuant to this Section 7.1, along with a description of the activities Purchaser intends to undertake, and Seller shall have the right to be present during any such access.  Purchaser shall repair any damage to the Properties caused by its investigation and shall cause each Property to be restored to substantially the same conditions that existed prior to the investigation.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(c)                                  Purchaser acknowledges that, pursuant to its right of access to the Assets, Purchaser will become privy to confidential and other information of Seller or any applicable Third Party operator and that such confidential information (which includes Purchaser’s conclusions with respect to its evaluations) shall be held confidential by Purchaser in accordance with the terms of any applicable privacy Laws regarding personal information.  For the avoidance of doubt, unless and until Closing occurs, the existence and contents of any Phase I Environmental Site Assessment conducted by or on behalf of Purchaser on the Assets shall be deemed to be “confidential information” for the purposes of this Agreement. From and after the Closing, the existence and contents of any Phase I Environmental Site Assessment conducted by or on behalf of Purchaser on the Assets shall be subject to Section 7.3(b).

(d)                                 In connection with the rights of access, examination and inspection granted to Purchaser under this Section 7.1, (i) PURCHASER WAIVES AND RELEASES ALL CLAIMS AGAINST THE SELLER GROUP ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (ii) PURCHASER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS EACH OF THE SELLER GROUP AND THIRD PARTY OPERATORS FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO PERSONAL INJURY, DEATH OR PHYSICAL PROPERTY DAMAGE, OR VIOLATION OF THE SELLER GROUP’S OR ANY THIRD PARTY OPERATOR’S RULES, REGULATIONS, OR OPERATING POLICIES, ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER WITH RESPECT TO THE ASSETS, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW BY THE SELLER GROUP OR THIRD PARTY OPERATORS, BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE SELLER GROUP.

Section 7.2                                    Government Reviews.  In a timely manner, Seller and Purchaser shall (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations.  Each Party shall reasonably cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications, and negotiations.

Section 7.3                                    Public Announcements; Confidentiality.

(a)                                 Neither Seller nor Purchaser shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party; provided, however, that the foregoing shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Bodies or Third Parties holding preferential rights to purchase, rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers,

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

amendments or termination of such rights, or seek such consents), (ii) required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliate or (iii) subject to Section 7.3(b), such Party has given the other Party a reasonable opportunity to review such disclosure prior to its release and no objection is raised in a timely manner; and provided further that, in the case of clauses (i) and (ii), each Party shall use its reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement.

(b)                                 The Parties shall keep all information and data relating to this Agreement and the transactions contemplated hereby strictly confidential except for disclosures (i) to EOG Resources, Inc., in connection with the Transaction Documents, (ii) to an Affiliate of a Party or to its, or its Affiliates, employees, officers, directors or representatives, including, with respect to Purchaser, its actual or prospective investors and the investors of its Affiliates, (iii) to the extent such information is required to be furnished in compliance with applicable Law, pursuant to any legal proceedings, or pursuant to any request from any Governmental Body, (iv) to prospective or actual attorneys engaged by any Party where disclosure of such information is related to such attorney’s work for such Party, (v) to prospective or actual contractors and consultants engaged by any Party where disclosure of such information is related to such contractor’s or consultant’s work for such Party, (vi) to a bank or other financial institution to the extent appropriate to a Party arranging for funding, (vii) to the extent required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Party or its Affiliates, (viii) regarding any information which, through no fault of the disclosing Party, becomes a part of the public domain; provided, however, that all disclosures of the type described in clauses (ii), (iv), (v) and (vi) are made subject to an undertaking of confidentiality from each Person receiving such information.

Section 7.4                                    Operation of Business.  Except as to (i) the matters set forth on Schedule 7.4, (ii) requirements from any Governmental Body, (iii) situations wherein emergency action is taken in the face of risk to life, property, the environment and/or Lease termination or (iv) any matters otherwise consented to in writing by Purchaser, from the Execution Date until the Closing Date, Seller:

(a)                                 will conduct its business related to the Assets in the ordinary course consistent with Seller’s recent practices;

(b)                                 will not voluntarily terminate, materially amend or materially violate, breach or default under any Material Contract or Lease;

(c)                                  will maintain insurance coverage on the Assets presently furnished by nonaffiliated Third Parties in the amounts and coverages and of the types presently in force;

(d)                                 will notify Purchaser if any Lease terminates promptly upon learning of such termination;

(e)                                  will maintain all material Permits, bonds and guaranties affecting the Assets, and make all filings that Seller is required to make under applicable Law with respect to the Assets;

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(f)                                   will not transfer, sell, hypothecate, encumber or otherwise dispose of any Assets except for sales and dispositions of Equipment made in the ordinary course of business consistent with past practices (including for Equipment that is unnecessary and/or is to be replaced);

(g)                                  will not waive, compromise or settle any material right or claim with respect to any of the Leases or Units (other than any such right or claim that relates to an Excluded Asset);

(h)                                 will not incur liabilities with respect to the Assets for which Purchaser would be responsible after Closing, other than transactions in the normal, usual and customary manner, consistent with past practices employed by Seller with respect to the Assets;

(i)                                     will not permit or allow any of the Assets to be subject to any encumbrances that would impose any material liability on Purchaser following the Closing, other than Permitted Encumbrances;

(j)                                    will not enter into or amend any contract with any Affiliate of Seller applicable to the Assets that will be binding on Purchaser following the Closing, except for terminations of any such contract in accordance with Section 7.6;

(k)                                 will not take, nor permit any of its Affiliates (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by, acting for or on behalf of Seller or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Assets or permitting access to the Assets or books and records of Seller) any offer or inquiry from any Person concerning the direct or indirect acquisition of the Assets by any Person other than Purchaser or its Affiliates.  If Seller or such Affiliates (or other Persons acting for or on its behalf) receives from any Person any offer, inquiry or other informational request referred to above, Seller will promptly advise such Person, by written notice, of the terms of this provision and will promptly, orally and in writing, advise Purchaser of such offer, inquiry or request;

(l)                                     will file all Tax Returns relating to the Assets that are required to be filed by Seller prior to the Closing Date and will pay all Taxes or assessments relating to the Assets that become due and payable prior to the Closing Date and that are required to be paid by Seller; provided, however, that Seller may be entitled to reimbursement from Purchaser pursuant to the provisions of Article 12;

(m)                             will comply in all material respects with all Laws that are applicable to the Assets; and

(n)                                 will not enter into an agreement with respect to any of the foregoing.

Requests for approval of any action restricted by this Section 7.4 shall be delivered to either of the following individuals, each of whom shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Q-Chalk VEX II (IV) Investment Partners

C/o Quantum Energy Partners

5 Houston Center

1401 McKinney Street, Suite 2700

Houston, TX 77010

Attn: Philipp Pletka

Attn: Jim Baird

Purchaser’s approval of any action restricted by this Section 7.4 shall be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances or is required by the terms of the Contract with respect to which such approval is being requested and, in each case, such shorter time is specified in Seller’s notice) after Seller’s written notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary during that period.  In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.  Purchaser acknowledges that Seller owns undivided interests in certain of the Properties where Seller is not the operator, and Purchaser agrees that the acts or omissions of the other working interests owners (including the operators) who are not Seller shall not constitute a breach of the provisions of this Section 7.4, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller has not proposed an action that would be in violation of this Section 7.4 and has voted its interest in a manner that complies with the provisions of this Section 7.4.

Section 7.5                                    Affiliate Contracts.  Seller will terminate or cause its respective Affiliates to terminate, effective as of the Closing Date, the Affiliate contracts or agreements between Seller and its respective Affiliates identified on Schedule 7.5.

Section 7.6                                    Further Assurances.  After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.1                                    Seller’s Conditions to Closing.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) on or prior to Closing of each of the following conditions precedent:

(a)                                 Representations.  The representations and warranties of Purchaser set forth in Article 6 shall be true and correct in all material respects (other than representations and warranties qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct in all material respects on and as of such specified date);

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(b)                                 Performance.  Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)                                  No Action.  On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a Third Party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body or arbitrator;

(d)                                 Third Party Consents.  The consents set forth on Schedule 8.1(d) shall have been obtained and the EOG Consent shall be in substantially the form attached hereto as Exhibit E or in such other form acceptable to Seller in its sole discretion;

(e)                                  Title and Consents.  The sum (without duplication) of (i) the aggregate Title Defect Amounts asserted in good faith by Purchaser with respect to all Title Defects and not cured by Seller, plus (ii) the aggregate Allocated Values of Assets that cannot be conveyed to Purchaser at Closing due to consents to assign that were not obtained as provided in Section 4.6(b), plus (iii) the aggregate Allocated Values of Assets that cannot be conveyed to Purchaser at Closing due to a third Party exercising its preferential right to purchase on such Assets prior thereto, does not exceed fifteen percent (15%) of the Purchase Price.

Section 8.2                                    Purchaser’s Conditions to Closing.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or wavier by Purchaser) on or prior to Closing of each of the following conditions precedent:

(a)                                 Representations.  The representations and warranties of Seller set forth in Article 5 shall be true and correct in all material respects (other than representations and warranties qualified by materiality, which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct in all material respects on and as of such specified date);

(b)                                 Performance.  Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)                                  No Action.  On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding by a Third Party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body or arbitrator;

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(d)                                 Third Party Consents.  The consents set forth on Schedule 8.1(d) shall have been obtained and the EOG Consent shall be in substantially the form attached hereto as Exhibit E or in such other form acceptable to Purchaser in its sole discretion;

(e)                                  Release of Liens.  All claims, liens, mortgages, security interests and deeds of trust imposed in connection with any Debt Contract burdening the Assets shall have been released at or before Closing, and Seller shall have provided evidence of such release to Purchaser at or before Closing.

(f)                                   Title and Consents.  The sum (without duplication) of (i) the aggregate Title Defect Amounts asserted in good faith by Purchaser with respect to all Title Defects and not cured by Seller, plus (ii) the aggregate Allocated Values of Assets that cannot be conveyed to Purchaser at Closing due to consents to assign that were not obtained as provided in Section 4.6(b), plus (iii) the aggregate Allocated Values of Assets that cannot be conveyed to Purchaser at Closing due to a third Party exercising its preferential right to purchase on such Assets prior thereto, does not exceed fifteen percent (15%) of the Purchase Price.

ARTICLE 9
CLOSING

Section 9.1                                    Time and Place of Closing.  Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Vinson & Elkins LLP, counsel to Purchaser, located at 2001 Ross Avenue, Suite 3700, at 10:00 a.m., Central Time within five (5) Business Days of all conditions in Article 8 having been satisfied or waived, subject to the rights of the Parties under Article 10.  The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 9.2                                    Obligations of Seller at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 9.3, Seller shall deliver or cause to be delivered to Purchaser, among other things, the following:

(a)                                 Counterparts of the Conveyances of the Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller and acknowledged before a notary public;

(b)                                 A certificate duly executed by an authorized officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(c)                                  Counterparts of the Development Agreement by and between Seller and Purchaser, in substantially the form attached to this Agreement as Exhibit F (the “Development Agreement”), duly executed by Seller;

(d)                                 An executed statement described in Treasury Regulation § 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code;

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(e)                                  Where approvals are received by Seller pursuant to a filing or application under Section 7.2, copies of those approvals;

(f)                                   Releases of any mortgages, deeds of trust, financing statements, fixture filings and other encumbrances and interests imposed in connection with any Debt Contract to the extent burdening the Assets; and

(g)                                  All other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Purchaser.

Section 9.3                                      Obligations of Purchaser at Closing.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 9.2, Purchaser shall deliver or cause to be delivered to Seller, among other things, the following:

(a)                                 A wire transfer of the Purchase Price, less an amount equal to the Allocated Value of any Assets excluded from the transactions contemplated by this Agreement pursuant to Section 4.7(b) (the “Closing Payment”) to the accounts designated by Seller in immediately available funds;

(b)                                 Counterparts of the Conveyances of the Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Purchaser and acknowledged before a notary public;

(c)                                  A certificate by an authorized officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled;

(d)                                 Counterparts of the Development Agreement, duly executed by Purchaser;

(e)                                  Where approvals are received by Purchaser pursuant to a filing or application under Section 7.2, copies of those approvals; and

(f)                                   All other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

ARTICLE 10
TERMINATION

Section 10.1                             Termination.  This Agreement may be terminated at any time prior to Closing:

(a)                                 by the mutual prior written consent of Seller and Purchaser;

(b)                                 by either Purchaser or Seller if Closing has not occurred on or before September 22, 2014 (or such later date as agreed to in writing by Purchaser and Seller);

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(c)                                  by Purchaser, upon delivery of written notice to Seller at any time prior to the Closing in the event that Seller has breached in any material respect any representation, warranty or covenant contained in this Agreement such that any of Purchaser’s conditions to closing in Section 8.2 would not be satisfied, Purchaser has notified Seller of the breach in writing, and the breach has continued without cure for a period of thirty (30) days after the written notice of breach; and

(d)                                 by Seller, upon delivery of written notice to Purchaser at any time prior to the Closing in the event that Purchaser has breached in any material respect any representation, warranty or covenant contained in this Agreement such that any of Seller’s conditions to closing in Section 8.1 would not be satisfied, Seller has notified Purchaser of the breach in writing, and the breach has continued without cure for a period of thirty (30) days after the written notice of breach;

provided, however, that no Party shall be entitled to terminate this Agreement under Section 10.1 if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants or agreements hereunder.

Section 10.2                             Effect of Termination.  If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 5.6, Section 5.22, Section 6.5, Section 6.9, Section 7.1(c), Section 7.3, Article 10, Article 13 and Appendix A, which shall continue in full force and effect) and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement.

Section 10.3                             Payment Upon Termination.

(a)                                 If (i) Seller terminates this Agreement pursuant to Section 10.1(d), and (ii) as of the date of such termination, Seller has not breached in any material respect any representation, warranty or covenant of Seller contained in this Agreement (including Seller’s failure to consummate the transactions contemplated by this Agreement upon satisfaction of the conditions set forth in Section 9.2), then Purchaser shall pay $[*] to Seller as liquidated damages.  Such liquidated damages shall be the sole and exclusive remedy available to Seller for Purchaser’s failure to consummate the transactions contemplated by this Agreement or any breach or failure of any representation, warranty or covenant of Purchaser contained herein.  Purchaser and Seller acknowledge and agree that (x) Seller’s actual Damages upon the event of such a termination are difficult to ascertain with any certainty, (y) the $[*] received will be a reasonable estimate by the Parties of such actual Damages and (z) such liquidated damages do not constitute a penalty.  In such event, Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without restriction under this Agreement.  Seller acknowledges and agrees that it shall have no right to seek specific performance to require Purchaser to perform its obligations under this Agreement and that Seller’s sole remedy with respect to any breach by Purchaser of this Agreement prior to the Closing shall be to terminate this Agreement pursuant to Section 10.1(d), if applicable, and exercise its remedies under this Section 10.3(a).

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(b)                                 If this Agreement is terminated by Purchaser pursuant to Section 10.1(c), Purchaser shall be entitled to pursue any remedy available to it at law or in equity.

(c)                                  Except as set forth in Section 10.3(a) and Section 10.3(b), neither Seller nor Purchaser shall have any other remedy at law or in equity in connection with the termination of this Agreement.

ARTICLE 11
ASSUMPTION; INDEMNIFICATION

Section 11.1                             Assumption by Purchaser.  Without limiting Purchaser’s rights to indemnity under Section 11.2 and Purchaser’s remedy for Title Defects in Article 4, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged) all of the Assumed Purchaser Obligations.

Section 11.2                             Indemnification.

(a)                                 From and after Closing, Purchaser shall indemnify, defend and hold harmless the Seller Group from and against all Damages incurred, suffered by or asserted against such Persons:

(i)                                     caused by or arising out of or resulting from the Assumed Purchaser Obligations;

(ii)                                  caused by or arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements contained in this Agreement; or

(iii)                               caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in Article 6 of this Agreement or in the certificate delivered by Purchaser at Closing pursuant to Section 9.3(c);

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE SELLER GROUP, but excepting in each case Damages against which Seller would be required to indemnify Purchaser under Section 11.2(b).

(b)                                 From and after Closing, without duplication, Seller shall indemnify, defend and hold harmless the Purchaser Group from and against all Damages incurred, suffered by or asserted against such Persons:

(i)                                     caused by or arising out of or resulting from Seller’s breach of Seller’s covenants or agreements contained in this Agreement;

(ii)                                  caused by or arising out of or resulting from any breach of any representation or warranty made by Seller contained in Article 5, or in the certificate delivered by Seller at Closing pursuant to Section 9.2(b);

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(iii)                               caused by or arising out of or resulting from Third Person Claims related to any personal injury (including death), to the extent related to the ownership or operation of the Assets by Seller or its Affiliates and arising from events occurring prior to the Closing;

(iv)                              caused by or arising out of or resulting from Third Person Claims related to any offsite disposal by Seller or its Affiliates prior to the Closing of Hazardous Substances, Hydrocarbons or NORM arising from the operation or use of the Assets;

(v)                                 caused by or arising out of or resulting from Third Person Claims related to any Hedge Contracts relating to the Assets;

(vi)                              caused by or arising out of or resulting from Third Person Claims related to any Debt Contracts relating to the Assets;

(vii)                           caused by or arising out of or resulting from Third Person Claims related to the matters listed on Schedule 5.7;

(viii)                        caused by or arising out of or resulting from Third Person Claims related to the Excluded Assets;

(ix)                              caused by or arising out of or resulting from any Excluded Tax Liabilities;

(x)                                 arising out of Property Costs incurred prior to the Closing; and

(xi)                              caused by or arising out of any claims related to breaches or defaults by Seller prior to the Closing Date under the EOG Agreements.

EVEN IF SUCH DAMAGES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF THE PURCHASER GROUP.

The matters for which Seller has the obligation to indemnify and hold harmless Purchaser Group under this Section 11.2(b), to the extent of such obligation, are referred to herein as “Seller’s Retained Liabilities.”

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, this Section 11.2 contains the Parties’ exclusive remedies against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties in Article 5, Article 6, Article 7 and Article 12 and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Section 9.2(b) or Section 9.3(c), as applicable.  Except for the remedies contained in this Section 11.2, Section 10.2 and Section 10.3, and, subject to the terms of Section 10.3, any other remedies available to the Parties at law or in equity for breaches of provisions of this Agreement other than Article 5, Article 6, Article 7 and Article 12, SELLER AND PURCHASER EACH RELEASE, REMISE AND FOREVER DISCHARGE THE OTHER AND ITS AFFILIATES AND ALL SUCH PARTIES’ OFFICERS, DIRECTORS,

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

EMPLOYEES, AGENTS, ADVISORS AND OTHER REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF (I) THIS AGREEMENT, (ii) SELLER’S OWNERSHIP, USE OR OPERATION OF THE ASSETS OR (iii) THE CONDITION, QUALITY, STATUS OR NATURE OF THE ASSETS, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION, RIGHTS UNDER AGREEMENTS BETWEEN SELLER AND ANY PERSONS WHO ARE AFFILIATES OF SELLER, AND RIGHTS UNDER INSURANCE MAINTAINED BY SELLER OR ANY PERSON WHO IS AN AFFILIATE OF SELLER, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON.

(d)                                 The indemnity of each Party provided in this Section 11.2 shall be for the benefit of and extend to each Person included in the Seller Group and the Purchaser Group, as applicable; provided, however, that any claim for indemnity under this Section 11.2 by any such Person must be brought and administered by a Party to this Agreement.  No Indemnified Person (including any Person within the Seller Group and the Purchaser Group) other than Seller and Purchaser shall have any rights against either Seller or Purchaser under the terms of this Section 11.2 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 11.2(d).  Seller and Purchaser may elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.

Section 11.3                             Indemnification Actions.  Except as provided in Section 12.5, all claims for indemnification under Section 11.2 shall be asserted and resolved as follows:

(a)                                 For purposes hereof, (i) the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 11 and (ii) the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 11.

(b)                                 To make a claim for indemnification under Section 11.2, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 11.3, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Person Claim

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

and shall enclose a copy of all papers (if any) served with respect to the Third Person Claim; provided that the failure of any Indemnified Person to give notice of a Third Person Claim as provided in this Section 11.3 shall not relieve the Indemnifying Person of its obligations under Section 11.2 except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Third Person Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Third Person Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

(c)                                  In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it intends to assume the defense of such Third Person Claim under this Article 11.  If the Indemnifying Person does not notify the Indemnified Person within such 30-day period whether the Indemnifying Person intends to assume the defense of such Third Person Claim, it shall be conclusively deemed to have declined the right to assume such defense.  The Indemnified Person is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(d)                                 If the Indemnifying Person so timely elects to assume the defense under Section 11.3(c), it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Person Claim.  The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Person Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person).  The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person pursuant to this Section 11.3(d).  An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Person Claim or consent to the entry of any judgment with respect thereto which (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Person Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e)                                  If the Indemnifying Person does not assume the defense of such Third Person Claim or, following such assumption, fails to diligently defend or settle the Third Person Claim, then the Indemnified Person shall have the right to defend against the Third Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to provide indemnification with respect to a Third Person Claim and assume the defense of the Third Person Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third Person Claim, the defense of which has been assumed by the Indemnified Person, the Indemnified Person shall send written notice to

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Third Person Claim and (ii) if its obligation is so admitted, consent to or reject, in its reasonable judgment, the proposed settlement.  If the Indemnified Person settles any Third Person Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation in writing in accordance with this clause (e) and assumed the defense of a Third Person Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.  Failure by the Indemnifying Person to timely respond to such notice shall be deemed a consent to the settlement but not an admission of its obligation to provide indemnification.

(f)                                   In the case of a claim for indemnification not based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such indemnification.  If the Indemnifying Person does not notify the Indemnified Person within such 30-day period that it has cured the Damages or that it disputes the claim for such indemnification, the Indemnifying Person shall be conclusively deemed obligated to provide such indemnification hereunder.

Section 11.4                             Limitation on Actions.

(a)                                 The representations and warranties of Seller in Article 5 and the corresponding representations and warranties given by Seller in the certificate delivered at Closing pursuant to Section 9.2(b), as applicable, shall survive the Closing for a period of one (1) year, except that the representations and warranties under Sections 5.2 through 5.4 shall survive without any time limit, and the representations and warranties in Sections 5.8 and 5.18 shall survive until sixty (60) days after the expiration of the applicable statute of limitations unless notice of the breach is given to Seller prior to such date.  The remainder of this Agreement (including the disclaimers in Section 5.22 and Purchaser’s representations and warranties in Article 6) shall survive the Closing without time limit except (A) as may otherwise be expressly provided herein and (B) for the indemnities in Section 11.2(b)(i) and Section 11.2(a)(ii) (with respect to Article 12) and Section 11.2(b)(ix), which shall survive Closing until sixty (60) days after the applicable statute of limitations closes the taxable year to which the subject Taxes relate.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)                                 Except for breaches of the representations and warranties in Section 5.8, Seller shall not have any liability for any indemnification under Section 11.2(b)(ii) until and unless the aggregate amount of the liability for all Damages arising under Section 11.2(b)(ii) for which Claim Notices are delivered by Purchaser exceeds one and a half percent (1.5%) of the Purchase Price, and then only to the extent such Damages exceed one and a half percent (1.5%) of the Purchase Price.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(c)                                  Notwithstanding anything to the contrary contained elsewhere in this Agreement, except for breaches of the representations and warranties in Section 5.8, Seller shall not be required to indemnify the Purchaser Group (i) under Section 11.2(b)(ii) for breaches of the representations and warranties in Sections 5.5 through 5.7 and Sections 5.9 through 5.21 for aggregate Damages in excess of fifteen percent (15%) of the Purchase Price and (ii) under Section 11.2(b)(ii) for aggregate Damages in excess of one hundred percent (100%) of the Purchase Price.

(d)                                 The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 11 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates).

(e)                                  For purposes of this Article 11, the determination as to the amount of Damages caused by, related to, attributable to or arising out of from any such breach of any representation or warranty of Seller in this Agreement shall be made without regard to any materiality qualifier in any such representation or warranty.

ARTICLE 12
TAX MATTERS

Section 12.1                             Property Taxes.  All Property Taxes imposed on with respect to the Assets for the tax period in which the Closing Date occurs (“Straddle Period Property Taxes”) shall be prorated between Seller and Purchaser based on their relative number of days of ownership of the Assets during such period, with such Property Taxes for the number of days on or after the Closing Date being allocated to Purchaser.  At Closing, the Purchaser Price shall be reduced for the portion of any unpaid Straddle Period Property Taxes prorated to Seller.  To the extent the actual amount of any Straddle Period Property Tax is not determinable at Closing, Purchaser and Seller shall utilize the most recent information available in estimating the amount to be prorated to Seller at Closing.  Upon determination of the actual amount of such Straddle Period Property Tax, Seller shall pay to Purchaser any additional amount necessary to equal Seller’s prorated share of such Straddle Period Property Tax, and in the event the amount paid by Seller at Closing exceeds Seller’s prorated share of such Straddle Period Property Tax, Purchaser shall refund any such overage to Seller.

Section 12.2                             Transfer Taxes.  The transactions described in this Agreement involve the transfer of real estate with tangible personal property, if any, being transferred incidental to such real estate.  To the extent that any sales, use, transfer, stamp, documentary, registration or similar Taxes (“Transfer Taxes”) are payable by reason of the sale of the Assets under this Agreement, such Transfer Taxes shall be borne and timely paid 50% by Seller and 50% by Purchaser.  Seller and Purchaser shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any Transfer Taxes.

Section 12.3                             Characterization of Certain Payments.  The Parties agree that any payments made pursuant to this Article 12, Article 11 or Article 2 shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Section 12.4                             Tax Cooperation.  The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. For the avoidance of doubt, neither Seller nor any beneficial owner of Seller, shall be required to provide to Purchaser any U.S. federal Income Tax return or any similar state Income Tax Return.  The Seller and the Purchaser agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective Taxable periods and to abide by all record retention agreements entered into with any Governmental Body.

Section 12.5                             Tax Audits.                                 From and after the Closing Date, each of Purchaser, on the one hand, and Seller, on the other hand (the “Tax Indemnified Person”), shall notify the other Party in writing within 15 days of receipt by the Tax Indemnified Person of written notice of any pending or threatened audits, adjustments, claims, examinations, assessments or other proceedings with respect to any Taxes that are likely to affect the liability of such other Party under this Agreement (a “Tax Audit”). If such Tax Audit relates to Taxes for which Seller is responsible (in whole or in part) hereunder, Seller shall be entitled to conduct and control the defense and settlement of such Tax Audit, but (a) Purchaser shall be entitled to participate in any such Tax Audit relating to Taxes for which it may be responsible hereunder at its own expense and (b) Seller shall not settle, compromise or concede any portion of any Tax Audit that is reasonably likely to affect the Tax liability of Purchaser without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned.  To the extent the provisions of this Section 12.5 conflict with the provisions of Section 11.3 this Section 12.5 shall control.

ARTICLE 13
MISCELLANEOUS

Section 13.1                             Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.  Either Party’s delivery of an executed counterpart signature page by facsimile (or email) is as effective as executing and delivering this Agreement in the presence of the other Party.  No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 13.2                             Notice.  All notices and other communications which are required or may be given pursuant to this Agreement must be given in writing, in English and delivered personally, by courier, by telecopy or by registered or certified mail, postage prepaid, as follows:

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

If to Seller:

ZaZa Energy LLC
1301 McKinney, Suite 2850
Houston, Texas 77010
Facsimile: 713-595-1919
Attn: Chief Executive Officer (cc: CCO & General Counsel)

With a copy to:

Sidley Austin LLP
1000 Louisiana, Suite 6000
Houston, Texas 77002
Attn: J. Mark Metts
Facsimile: (713) 495-7799

If to Purchaser:

Q-Chalk VEX II (IV) Investment Partners
C/o Quantum Energy Partners
5 Houston Center
1401 McKinney Street, Suite 2700
Houston, TX 77010
Attn: Philipp Pletka
Attn: Jim Baird

Either Party may change its address for notice by notice to the other Party in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 13.3                             Certain Fees.  Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 13.4                             Governing Law; Jurisdiction.

(a)                                                                                 THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Section 13.5                             Arbitration.

(a)                                 Except as provided in Section 4.4, any controversy or claim arising out of or relating to this Agreement, or the breach thereof (“Dispute”), shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules (the “Arbitration Rules”), by a single arbitrator or a panel of arbitrators, as selected in accordance with Section 13.5(b), and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Except as otherwise provided in the Arbitration Rules, any decision or award of the arbitrator(s) shall be final, binding and conclusive on the Parties and their respective Affiliates.  The place of arbitration shall be Houston, Texas.  The parties to any such Dispute agree to equally split the costs of any arbitration, including the administrative fee, the compensation of the arbitrator(s), and the expenses of any witnesses or proof produced at the direct request of the arbitrator(s). “Costs and fees” means all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys’ fees.

(b)                                 Purchaser and Seller shall attempt to mutually agree on a single arbitrator; provided, however, that if Purchaser and Seller are not able to mutually agree on a single arbitrator within fifteen (15) days after either Party’s receipt of an election to arbitrate from the other Party, then, within five (5) days after the end of such fifteen (15) day period, each Party shall submit to the other Party the name(s) of its preferred arbitrator.  The two arbitrators shall mutually select a third arbitrator, and the three arbitrators shall serve on a panel.

(c)                                  The Parties agree that any action to compel arbitration pursuant to this Agreement may be brought in the United States District Court for the Southern District of Texas or any court of the State of Texas located in the county of Harris, Texas.  Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award.  Each Party hereby consents to the jurisdiction of the arbitrator(s) and of such court and irrevocably waives to the fullest extent permitted by Law (i) any objection that such Party may now or hereafter have to the jurisdiction of such arbitrator(s) and court and (ii) any claim that any action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

(d)                                 The Parties shall keep confidential any arbitration proceeding and any decisions and awards rendered by the arbitrator(s) and shall not disclose any information regarding any arbitration proceeding (including the existence of any arbitration proceeding and any resulting decisions or awards) except (i) as may be necessary to prepare for or conduct the arbitration hearing on the merits, (ii) as may be necessary in connection with a court application as contemplated by Section 13.5(c) above, (iii) to its Affiliates or its current or prospective directors, officers, advisors, lenders, investors or acquirers, or (iv) as otherwise required by applicable Laws.

Section 13.6                             Waivers.  Any failure by either Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 13.7                             Assignment.  No Party shall assign all or any part of this Agreement, nor shall either Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party (which consent may be withheld for any reason) and any assignment or delegation made without such consent shall be void; provided, however, Purchaser may assign its rights to acquire the Assets at Closing to an Affiliate and Purchaser shall remain liable for its obligations and liabilities under this Agreement.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 13.8                             Entire Agreement.  This Agreement (including, for purposes of certainty, the Appendix, Exhibits and Schedules attached hereto), the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 13.9                             Amendment.  This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

Section 13.10                      No Third Party Beneficiaries.  Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any claims, cause of action, remedy or right of any kind, except the rights expressly provided in Section 7.1(d) and Section 11.2 to the Persons described therein.

Section 13.11                      Construction.  The Parties acknowledge that (a) Seller and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) Seller and Purchaser and their respective counsel participated in the preparation and negotiation of this Agreement.  Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 13.12                      Limitation on Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF PURCHASER, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, EACH OF PURCHASER AND SELLER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Section 13.13                      Recording.  As soon as practicable after Closing, Purchaser shall, at its expense, record the Conveyances and other assignments, if any, delivered at Closing in the appropriate counties as well as with any appropriate governmental agencies and provide Seller with copies of all recorded or approved instruments.

Section 13.14                      Conspicuous.  SELLER AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 13.15                      Time of Essence.  This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed.  For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds.  Without limiting the foregoing, time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 13.16                      Delivery of Records.  Seller shall deliver copies of the Records to Purchaser as soon as reasonably practicable after Closing, but no later than ten (10) Business Days thereafter.

Section 13.17                      Tax Deferred Exchange.  If either Party so requests, the other Party shall cooperate fully (and cause its Affiliates to cooperate fully), as and to the extent reasonably requested by such requesting Party, in connection with accommodating a like-kind exchange as provided for under Section 1031 of the Code and any corresponding state income tax provision (“Like-Kind Exchange”).  Each Party reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Unadjusted Purchase Price, and that portion of the Assets associated therewith (“1031 Assets”), to a Qualified Intermediary (“QI”) (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(v)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to accomplish this transaction, in whole or in part, in a manner that will comply with the requirements of a Like-Kind Exchange.  Each Party hereby (a) consents to the other Party’s assignment of its rights in this Agreement with respect to the 1031 Assets and (b) if such an assignment is made, agrees to transfer all or a portion of the Unadjusted Purchase Price or the Assets, as applicable, at Closing as directed in writing by the other Party.  Each Party acknowledges and agrees that a whole or partial assignment of this Agreement to a QI or exchange accommodation titleholder shall not release it from any of its respective liabilities and obligations to the other Party or expand any liabilities or obligations of the other Party under this Agreement, and no Party makes any representations as to any particular tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

connection with the Like-Kind Exchange.  Any Party electing to treat the acquisition or sale of the Assets as a Like-Kind Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Like-Kind Exchange, and in consideration for the cooperation of the other Parties, the Party electing Like-Kind Exchange treatment shall agree to pay all costs associated with the Like-Kind Exchange and to indemnify and hold the other Party and its Affiliates harmless from and against any and all liabilities and Taxes arising out of, based upon, attributable to or resulting from the Like-Kind Exchange or transactions or actions taken in connection with the Like-Kind Exchange that would not have been incurred by the other Party but for the electing Party’s Like-Kind Exchange election. The Closing Date shall not be delayed or affected by reason of the Like-Kind Exchange.

Section 13.18                      Severability.  The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement which is manifestly unjust.

Section 13.19                      Specific Performance.  The Parties agree that if any of the provisions of this Agreement are not performed by Seller in accordance with their specific terms, Purchaser shall be entitled to specific performance of the terms hereof, in addition to any other remedy available at law or in equity.  The Parties agree that, following the Closing, if any of the provisions of this Agreement are not performed by Purchaser in accordance with their specific terms, Seller shall be entitled to specific performance of the terms hereof, in addition to any other remedy available at law or in equity.

[Signature Pages Follow]

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.

SELLER:

ZaZa Energy, LLC

By:	/S/ Todd A. Brooks
Todd A. Brooks
President & Chief Executive Officer

[Signature Pages to
Purchase and Sale Agreement]

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the Execution Date.

PURCHASER:

Q-Chalk VEX II (IV) Investment Partners

By:	Quantum Energy Partners IV, LP
its Managing Partner

By:	Quantum Energy Management IV, LP
its General Partner

By:	Quantum Energy Management IV, LLC
its General Partner

By:	/S/ Dheeraj Verma
Name:	Dheeraj Verma
Title:	Managing Director

[Signature Pages to
Purchase and Sale Agreement]

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT

CERTAIN PURCHASE AND SALE AGREEMENT, DATED AS OF

AUGUST 21, 2014, BY AND BETWEEN SELLER AND PURCHASER

DEFINITIONS

“1031 Assets” has the meaning set forth in Section 13.17.

“Actual Knowledge” has the meaning set forth in Section 5.1(a).

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common control with such Person.

“Aggregate Benefit Deductible” has the meaning set forth in Section 4.5(b)(ii).

“Aggregate Title Defect Deductible” has the meaning set forth in Section 4.5(b)(i).

“Agreement” has the meaning set forth in Preamble of this Agreement.

“Allocated Value” has the meaning set forth in Section 3.3.

“Arbitration Decision” has the meaning set forth in Section 4.4(d).

“Arbitration Rules” has the meaning set forth in Section 13.5.

“Asserted Title Defects” has the meaning set forth in Section 4.2(b).

“Assets” has the meaning set forth in Section 2.2.

“Assumed Purchaser Obligations” means, other than Seller’s Retained Liabilities, (a) all obligations and liabilities of Seller (including Environmental Liabilities), known or unknown, with respect to or arising from the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Closing Date, including obligations and liabilities relating in any manner to the use, ownership or operation of the Assets and all obligations applicable to or imposed on the lessee or owner under the Leases, surface agreements and Contracts, or as required by any applicable Law, (b) all obligations under the Leases, Contracts and surface agreements and (c) Purchaser’s obligations under Article 12 and any and all other Taxes imposed on or with respect to the Assets for any taxable period (or portion thereof) beginning on or after the Closing Date.

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“Casualty Loss” has the meaning set forth in Section 4.7(a).

“Central Time” means the central standard time zone of the United States of America.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Appendix A-1

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Claim Notice” has the meaning set forth in Section 11.3(b).

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Payment” has the meaning set forth in Section 9.3(a).

“Code” has the meaning set forth in Section 3.2.

“Contracts” has the meaning set forth in Section 2.2(a)(v).

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise.  The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Conveyance” means the Conveyance attached hereto as Exhibit C.

“Customary Post-Closing Consents” means the consents and approvals from Governmental Bodies for the assignment of the Assets to Purchaser that are customarily obtained after the assignment of properties similar to the Assets.

“Damages” means the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Person (to be indemnified under this Agreement) arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that the term “Damages” shall not include, only in the case of claims under Section 11.2(b)(ii), any liability, loss, cost, expense, claim, award or judgment that does not individually exceed Fifteen Thousand Dollars ($15,000).

“Debt Contract” means any indenture, mortgage, loan, credit or sale-leaseback or similar agreement entered into by Seller or its Affiliates creating indebtedness on the part of Seller or its Affiliates for borrowed money or the deferred purchase price of property acquired by, or for services rendered to, Seller or its Affiliates.

“Defensible Title” means that title of Seller with respect to each Lease, that, as of the Closing Date (i) entitles Seller to the Net Acres set forth on Exhibit A for such Lease, (ii) entitles Seller to receive the Net Revenue Interest set forth on Exhibit A for such Lease for the life of such Lease and (iii) is free and clear of liens, encumbrances, obligations or defects, except for and subject to Permitted Encumbrances.

“Development Agreement” has the meaning set forth in Section 9.2(c).

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Appendix A-2

“Dispute” has the meaning set forth in Section 13.5.

“Disputed Defect” has the meaning set forth in Section 4.2(b).

“Disputed Title Matters” has the meaning set forth in Section 4.4.

“Dollars” means United States Dollars.

“Eaglebine Formation” means [*].

“Environmental Laws” means, as the same have been amended to the date hereof, CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Endangered Species  Act, 16 U.S.C. § 1531 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. § 136 et seq.; the National Environmental Policy Act 42 U.S.C. § 4321 et seq.; the Migratory Bird Treaty Act, 16 U.S.C. § 703- et seq.; and all similar Laws as of the date hereof of any Governmental Body having jurisdiction over the property in question addressing pollution, protection preservation and restoration of the environment and natural resources or generation, handling, treatment, storage, transportation or disposal of any Hazardous Substances, NORM or Hydrocarbons and all regulations implementing the foregoing that are applicable to the operation and maintenance of the Assets.

“Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets.

“EOG Agreements” means together that certain Third Amendment and Second Restatement of Joint Exploration and Development Agreement dated effective March 1, 2013 by and among EOG Resources, Inc., Seller and ZaZa Energy Corporation, as amended and that certain Operating Agreement dated March 1, 2013 by and between EOG Resources, Inc. and Seller, as amended.

“EOG AMI” means the area of mutual interest set forth on Exhibit D.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Appendix A-3

“Equipment” has the meaning set forth in Section 2.2(a)(iv).

“Examination Period” has the meaning set forth in Section 7.1(a).

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Records” means (i) all corporate, financial, income and franchise Tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets), (ii) any records that would otherwise be included in the Records to the extent disclosure or transfer is restricted by any Third Party license agreement, Third Party agreement or applicable Law (and consent to make disclosure has not been obtained), (iii) computer software, (iv) all legal records and legal files of Seller and all other work product of and attorney-client communications with any of Seller’s legal counsel (other than copies of (a) title opinions, (b) contracts and (c) records and files with respect to any previous litigation matters except those matters set forth on Schedule 5.7), (v) personnel records, (vi) records relating to the sale of the Assets, including bids received from and records of negotiations with Third Parties and (vii) any records with respect to the other Excluded Assets.

“Excluded Tax Liabilities” means any and all (i) Taxes imposed on Seller or any of its Affiliates (other than Taxes allocable to Purchaser pursuant to Article 12); (ii) the Taxes allocable to Seller pursuant to Article 12; (iii) any Taxes imposed on or with respect to the Excluded Assets; and (iv) any and all other Taxes imposed on or with respect to the Assets for any taxable period (or portion thereof) ending before the Closing Date.

“Execution Date” has the meaning set forth in Preamble of this Agreement.

“Existing Wells” has the meaning set forth in Section 2.3(a).

“Final Disputed Title Matters” has the meaning set forth in Section 4.4(a).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under any Environmental Laws, including asbestos-containing materials (but excluding any Hydrocarbons or NORM).

“Hedge Contract” means any contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future, put, call, floor, cap, collar option or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Appendix A-4

otherwise, involving, or settled by reference to, one or more rates, currencies, commodities (including Hydrocarbons), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Income Taxes” means any federal, state or local income or franchise Taxes measured by or imposed on, in whole or in part, the net income of Seller, which shall include the Texas franchise tax.

“Indemnified Person” has the meaning set forth in Section 11.3(a).

“Indemnifying Person” has the meaning set forth in Section 11.3(a).

“Individual Benefit Threshold” has the meaning set forth in Section 4.5(b)(ii).

“Individual Title Defect Threshold” has the meaning set forth in Section 4.5(b)(i).

“IRS” has the meaning set forth in Section 3.2.

“Lands” has the meaning set forth in Section 2.2(a)(i).

“Laws” means all Permits, statutes, rules, regulations, ordinances, orders, and codes of Governmental Bodies.

“Leased Assets” means all equipment, machinery, tools, fixtures, inventory, vehicles, office leases, furniture, office equipment and related peripheral equipment, computers, field equipment and related assets that are subject to or currently (i) leased by Seller, (ii) used or held for use primarily in connection with the operation of, or the production of Hydrocarbons from, the Properties, and (iii) located on the Lands.

“Leases” has the meaning set forth in Section 2.2(a)(i).

“Like-Kind Exchange” has the meaning set forth in Section 13.17.

“Material Contracts” has the meaning set forth in Section 5.10(a).

“Net Acres” means, as computed separately with respect to each Lease: (i) the number of gross acres in the land covered by such Lease, multiplied by (ii) the lessor’s mineral interest in the lands covered by such Lease, multiplied by (iii) Seller’s working interest in such Lease.

“Net Revenue Interest” means with respect to any Lease, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Lease, after giving effect to all royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Appendix A-5

“NORM” means naturally occurring radioactive material.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Permits” means any permits, approvals or authorizations by, or filings with, Governmental Bodies.

“Permitted Encumbrances” means any or all of the following:

(i)                                     royalties and any overriding royalties, net profits interests, free gas arrangements, production payments, reversionary interests and other similar burdens on production to the extent that the net cumulative effect of such burdens does not reduce Seller’s Net Acres or Net Revenue Interest in a Lease below that shown on Exhibit A for such Lease;

(ii)                                  all unit agreements, pooling agreements, operating agreements, farmout agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Properties, to the extent that the net cumulative effect of such instruments does not reduce Seller’s Net Acres or Net Revenue Interest in a Lease below that shown on Exhibit A for such Lease;

(iii)                               preferential rights to purchase and required Third Party consents to assignments and similar transfer restrictions;

(iv)                              liens for current period Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;

(v)                                 materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;

(vi)                              Customary Post-Closing Consents;

(vii)                           excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(viii)                        easements, rights-of-way, covenants, servitudes, permits, surface leases, conditions and other rights included in or burdening the Assets or held by owners or lessors of properties other than the Properties in respect of surface or subsurface operations or uses which do not materially detract from the value or materially interfere with the use, development, operation or ownership of the Assets subject thereto or affected thereby and which would be accepted by a reasonably prudent and sophisticated purchaser engaged in the business of owning, exploring, developing and operating Hydrocarbon properties similar in kind to the Properties;

(ix)                              all rights reserved to or vested in any Governmental Bodies to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Appendix A-6

ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Body or under any franchise, grant, license or Permit issued by any Governmental Body;

(x)                                 any lien, charge or other encumbrance on or affecting the Assets which is waived in writing, bonded or paid by Purchaser at or prior to Closing or which is discharged by Seller at or prior to Closing;

(xi)                              the Material Contracts set forth in Schedule 5.10, but to the extent only that the same do not reduce Seller’s Net Acres or Net Revenue Interest in a Lease below that shown on Exhibit A for such Lease;

(xii)                           any matters shown on Exhibit A; and

                                                (xvi)                       any other liens, charges, encumbrances, defects or irregularities which (a) do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Assets subject thereto or affected thereby, (b) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties in the region where the Assets are located and (c) do not reduce Seller’s Net Acres or Net Revenue Interest in a Lease below that shown on Exhibit A for such Lease.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to the American Society for Testing and Materials E1527 — 05 or E527 — 13, or any similar environmental assessment.

“Phase II Activity” has the meaning set forth in Section 7.1(c).

“Production Taxes” shall mean severance, production and similar Taxes based upon or measured by the quantity of or the value of the production of Hydrocarbons.

“Properties” has the meaning set forth in Section 2.2(a)(ii).

“Property Costs” means (i) all operating and production expenses (including costs of insurance, rentals, shut-in payments, royalty payments, overriding royalties, net profits or other lease burdens; title examination and curative actions; Property Taxes; Production Taxes; and gathering, processing and transportation costs in respect of Hydrocarbons produced from the Properties), (ii) general and administrative costs with respect to the Assets and (iii) overhead costs charged to the Assets under the applicable operating agreement.

“Property Taxes” shall mean state and local ad valorem, property, excise or similar Taxes (including any interest, fine, penalty or additions to tax imposed by any Governmental Body in connection with such Taxes) but excluding, for the avoidance of doubt, Production Taxes, Income Taxes and Transfer Taxes.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Appendix A-7

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 3.2.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Group” means Purchaser, its current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“QEP Percentage” means the percentage determined by dividing (i) 6,000 by (ii) the total number of Net Acres held by Seller in the EOG AMI.

“QI” has the meaning set forth in Section 13.17.

“Records” has the meaning set forth in Section 2.2(b).

“Replacement Acreage” has the meaning set forth in Section 4.2(c).

“Representatives” means (i) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party or an interest in the property or other assets of a Party; (ii) any consultant or agent retained by a Party or the parties listed in subsection (i) above; and (iii) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution or entity.

“Scheduled Closing Date” has the meaning set forth in Section 9.1.

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Seller Financial Assurances” has the meaning set forth in Section 5.14.

“Seller Group” means Seller, its current and former Affiliates, and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Seller’s Knowledge” has the meaning set forth in Section 5.1(a).

“Seller’s Retained Liabilities” has the meaning set forth in Section 11.2(b).

“Spacing Unit” means (a) the portion of the leased premises under a Lease that would be held by production or drilling operations on an Existing Well if the Lease were otherwise to terminate and (b) if clause (a) is not applicable, a portion of the leased premises under the applicable Lease comprising (i) in the case of a vertical well, 80 acres, in the form of a square with the wellbore in the center and (ii) in the case of a horizontal well, (A) the acreage included within the proration unit plat for the well as filed by the operator of such well with the Texas Railroad Commission or (B) the acreage prescribed by the applicable field rules or orders.

“Straddle Period Property Taxes” has the meaning set forth in Section 12.1.

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Appendix A-8

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.

“Tax Audit” has the meaning set forth in Section 12.5.

“Tax Indemnified Person” has the meaning set forth in Section 12.5.

“Taxes” means (i) all taxes, assessments, fees, unclaimed property and escheat obligations and similar charges of any kind whatsoever imposed by any Governmental Body, including, all federal, state, local, and foreign income, profits, franchise, sales, use, Property Taxes, Production Taxes, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, or withholding taxes, including any interest, penalties or additional amounts which may be imposed with respect thereto and (ii) any liability in respect of any item described in clause (i) that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement, including any Governmental Body.

“Third Person Claim” has the meaning set forth in Section 11.3(b).

“Title Arbitration Notice” has the meaning set forth in Section 4.4(a).

“Title Arbitrator” has the meaning set forth in Section 4.4(b).

“Title Benefit” means any right, circumstance or condition that operates to increase the Net Acres owned by Seller as of the Closing Date in any Lease above that shown on Exhibit A or increase the Net Revenue Interest of Seller as of the Closing Date in any Lease above that shown on Exhibit A without a proportionate (or greater) increase in Seller’s working interest.

“Title Benefit Amount” has the meaning set forth in Section 4.3(b).

“Title Benefit Notice” has the meaning set forth in Section 4.3(a).

“Title Benefit Property” has the meaning set forth in Section 4.3(a).

“Title Claim Date” has the meaning set forth in Section 4.2(a).

“Title Cure Date” has the meaning set forth in Section 4.2(b).

“Title Defect” means any lien, charge, encumbrance, obligation, defect, or other similar matter that, if not cured, causes Seller not to have Defensible Title in and to the Leases as of the Closing Date; provided, however, that the following shall not be considered Title Defects for any purpose of this Agreement:

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Appendix A-9

(a)                                 defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Purchaser provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(b)                                 defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(c)                                  defects that have been cured by applicable Laws of limitations or prescription; and

(d)                                 defects arising out of lack of corporate or other entity authorization, unless Purchaser provides affirmative evidence that such lack of authorization results in another Person’s actual and superior claim of title to the relevant property.

“Title Defect Amount” has the meaning set forth in Section 4.2(d).

“Title Defect Notice” has the meaning set forth in Section 4.2(a).

“Title Defect Property” has the meaning set forth in Section 4.2(a).

“Total QEP Net Acres” means 6,000 Net Acres.

“Transaction Documents” means, with regard to a Party, those documents listed or referred to in Sections 9.2 and 9.3 or otherwise delivered at the Closing, in each case to the extent executed and delivered by a Party.

“Transfer Taxes” has the meaning set forth in Section 12.2.

“Units” has the meaning set forth in Section 2.2(a)(ii).

[*] Certain Information in this document has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Appendix A-10